LICENSE AGREEMENT

THIS AGREEMENT made and entered into this 27th day of January, 2009, by and between SCORES HOLDING COMPANY, INC., a Utah corporation with its principal office at 533-535 West 27th Street, New York, New York (“SCRN”), SCORES LICENSING CORP., a Delaware corporation and wholly owned subsidiary of SCRH, with its principal office at 533-535 West 27th Street, New York, New York (“SLC”) (SCRH and SLC jointly referred to as “Licensor”) and I.M. Operating LLC, a New York limited liability company with its principal office at 617 Eleventh Avenue, New York NY 10036 (“Licensee”).

WITNESSETH:

WHEREAS, SCRH is the owner of the SCORES trademarks and related intellectual property, including, but not limited to the intellectual property listed on Exhibit A (the “Scores Name Trademarks”); and

WHEREAS, SLC is the owner of the SCORES trademarks and related intellectual property, including, but not limited to the intellectual property listed on Exhibit B (the “Diamond Dollar Trademarks”; the Scores Name Trademarks and the Diamond Dollar Trademarks will be referred to collectively as the “Scores Trademarks”); and

WHEREAS, Licensee intends to own and operate an adult entertainment night club/restaurant to be located at 536 West 280’ Street, New York New York aka 533-535 West 27th Street, New York, New York (the “Location”) which will conduct business under the name “Scores” (the “Business”); and

WHEREAS, Licensee will hereby receive the right and license to use the Scores Trademarks in connection with the Business at the Location, and the sale of certain merchandise, for the Term (as defined below).

NOW, THEREFORE, for and in consideration of the promises, covenants, and agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties agree as follows:

1.           LICENSE GRANT.  (a)  Business. Licensor hereby grants to Licensee and Licensee accepts, an exclusive license to use the Scores Trademarks in the territory specified in subparagraph (d) below (the “Territory”), during the term of this Agreement as specified in Paragraph 12 below (the “Tern”) in connection with the Business, subject to the terms and conditions of this License Agreement. The grant of license includes all the Scores Trademarks necessary to conduct the Business as described herein.

(b)           Merchandising.  Licensor hereby grants to Licensee, on the terms and conditions set forth herein, an exclusive license in the Territory during the Term, to use the Scores Trademarks in connection with the retail sale of commercial merchandise, including, but not limited to, tee-shirts, sweatshirts, sweat pants, jackets, baseball hats, key rings, and other similar merchandise (the “Merchandise”), all to be sold at and out of the Business. This license further includes the right to sell any merchandise utilizing the Scores Trademarks relative to the Business over the Internet on a site maintained by the Business and by mail order, catalog or at any other location or in any other channel specific to the Business, provided further, that Licensee will purchase all Merchandise from Licensor on the terms and conditions specified in Paragraph 2(b) below.

(c)           Marketing and Promotion.  Licensor hereby grants to Licensee, on the terms and conditions set forth herein, the exclusive right in the Territory during the term, to utilize the Scores Trademarks for promotion and advertising of the Business, subject to the terms and conditions of this License Agreement.

(d)           Territorial Exclusivity.  Licensor grants the exclusive right to use the Scores Trademarks, sell Merchandise and market and promote the Scores Trademarks solely within the City of New York, the Counties of Westchester and Nassau and the State of New Jersey.  Licensor shall not grant the right to use the Scores Trademarks, sell Merchandise and market and promote the Scores Trademarks to any other party within the City of New York, the Counties of Westchester and Nassau and the State of New Jersey. In the event that the Licensee desires a license to use the Scores Trademarks for another location or locations within the aforementioned geographical areas, the Licensee shall, subject to Licensor’s approval, enter into an agreement with Licensor containing terms and conditions substantially similar to the terms and conditions of this Agreement, except that royalties shall be subject to good faith negotiation.

2.           ROYALTIES AND OTHER PAYMENTS, Amount.  (a)  Licensee agrees to pay Licensor a non-refundable royalty equal to three percent (3%) of the Net Revenues of Licensee earned in connection with the Business. Net Revenues means 100% of Licensee’s receipts actually received from the operation of the Business (“Gross Revenues), less all actual sales taxes paid, amounts specifically designated by customers on credit card receipts as “tips for service,” credit card discount fees, complementary food and beverage sales (subject to reasonable limitations). Gross Revenues include all revenues from operation of the Business including, but not limited to, Liquor Revenue, Beer Revenue, Champagne Revenue, Shot Girl House Fees, Wine Revenue Non-Alcoholic Beverage Revenue, Food Revenue, Party Revenue, Admission Fees Club, Admission Fees for Private Rooms, Room Rental, Humidor Revenue, Cigar Revenue, Cigarette Revenue, Candy Revenue, Novelty Revenue, Valet Revenue, Coat Check Revenue, Concession – Cigarette; Concession – Bathroom, Concession – Massage, Concession – Tarot, Dressing Room Rent, House Fees Entertainers, House Fees DJ’s, House Fees Floor Manager, House Fees Service Personnel, Feature – Calendar, Feature – Novelty, Feature Video, Feature – Cigar and Internet Revenue and will also include the fee charged to customers for the purchase of Diamond Dollars’ and the fee paid by entertainers for cashing in Diamond Dollars.

(b)           Merchandise Royalties.  Licensee will purchase all, re-sellable Merchandise from Licensor, or Licensor’s authorized affiliate. Licensee will pay for all such Merchandise on a cost plus twenty-five percent (25%) markup basis, unless otherwise agreed.

(c)           Royalty Reports.  Licensee shall furnish Licensor with written reports describing in detail all sales relative to the Business. The reports shall be prepared and sent to Licensor not later than seven (7) days following the end of each month. Reports will be adjusted on a quarterly basis (if necessary), not later than ten (10) days after each calendar quarter period ending in .March, June, September and December of each year.

(d)           Payment.  Payment of royalties due under this Paragraph shall be made within ten (10) days of the issuance of each royalty report set forth above.

3.           APPROVAL BY LICENSOR.  In order to preserve the value, goodwill and reputation of the Scores Trademarks, Licensee and Licensor shall consult each other during the Term hereof with regard to any marketing, advertising or promotional activities pursuant to the Business and Licensor will have the right to approve (not to be unreasonably withheld), all advertisements, promotional, marketing and other similar materials, including but not limited to the images and format of Diamond Dollars” for the Location. Furthermore, prior to releasing or using any promotional, marketing, advertising or other similar materials which have not been approved by Licensor in the twenty-four (24) month period preceding the proposed use or in the event Licensee intends to utilize any such materials which have been used in the past 24 months but intends to do so in a media not used by Licensor in the 24-month period preceding the proposed use, Licensee shall first obtain the prior written consent of Licenser for such use, which shall not be unreasonably withheld. In connection with obtaining such consent, Licensee shall send copies of all materials and media for the proposed use so that Licenser can thoroughly evaluate the proposed use. Licenser agrees to inform the Licensee of its decision regarding any approvals within twenty-four (24) hours of receiving all materials and media for approval. In the event Licenser fails to inform the Licensee of its decision regarding any approvals within twenty-four (24) hours, the proposed marketing, advertising or promotional activities shall be deemed approved.

4.           COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS. Licensee is responsible for the compliance with all applicable laws and safety standards regarding the operation of the Business, the Location, other licensed locations and the use of the Scores Trademarks herein. Licenser’s approval of submissions pursuant to Paragraph 3 above in no way erects, alters, diminishes or waives Licensee’s obligations hereunder or under Licensee’s obligation to indemnify Licenser as set forth herein below. Licenser agrees to cooperate with Licensee and modify its standard business practices as may be necessary to comply with local ordinances and/or laws, rules and regulations.

5.           BOOKS AND RECORDS.  Licensee shall, for a minimum of three (3) years from their rendition, keep full and accurate books of account, records, data and memoranda representing Licensee’s sales. Licensee further gives Licenser the right, at its own cost and expense, and upon prior written notice, to examine said books and records on reasonable notice, such examination to be conducted in such a manner as to not unreasonably interfere with the business of Licensee. Examinations shaft not be conducted more than once in every six (6) month period. Licensee shall reasonably cooperate with Licenser in the event the owner of the Scores Trademarks requests an audit. Licenser or its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any examination, provided, however, that nothing contained herein shall be construed to prevent Licenser and/or its duly authorized representatives from using or disclosing said information in any court, arbitration, or other action instituted to enforce the rights of Licensor hereunder.

6.           INTELLECTUAL PROPERTY RIGHTS.  (a)  All intellectual property rights in the Scores Trademarks belong solely to Licenser and are within the scope of the license granted herein. Upon termination of this Agreement all intellectual property rights and rights granted herein in the Scores Trademarks immediately revert to Licenser or the owner of the Scores Trademarks and Licensee agrees to return to Licensor all original artwork, models, samples, prototypes, renderings and drawings incorporating the Scores Trademarks.  Other than during the terns hereof, all use by Licensee of the intellectual property rights of the Scores Trademarks shall inure to the sole benefit of Licensor and the owner of the Scores Trademarks. Licensee shall execute any and all documents necessary to confirm said reversions of rights and hereby appoints Licensor its attorney-in-fact for the sole and limited purpose of executing any such documents in the event Licensee is unwilling or unable to do so unless Licensee is relying upon the specific warranties set forth below.  Licensee acknowledges the exclusive ownership of all intellectual property rights in and to the Scores Trademarks by the owner of the Scores Trademarks and will not take any action to interfere with or challenge said ownership, including but not limited to registering or attempting to register the same or similar marks or properties anywhere in the World, nor commence or participate in cancellation or opposition proceedings.

7.           WARRANTIES.  All warranties made herein are true on the date of execution hereof, shall remain true throughout the Term hereof and shall survive the end or sooner termination of this Agreement.

(a)           Licensor hereby represents and warrants that the granting of the license hereunder or the subsequent commercial exploitation of the license in connection with the Business does not violate the intellectual property or contract rights of any third party, including the owner of the Scores Trademarks. Licensor further warrants that it has not violated and will not during the Term violate the rights of any third party in granting Licensee this license.

(b)           Licensor hereby represents and warrants that (i) SCRH represents and warrants that it is the exclusive owner of the Scores Name Trademarks and has the sole and excusive rights to license the same on the terms set forth herein and (ii) SLC is the exclusive owner of the Diamond Dollar Trademarks and has the sole and excusive rights to license the same on the terms set forth herein.

(c)           There are no claims, actions, proceedings, or judgments against the Licenser which would in any way impede, hinder, impair or interfere with the Licensee’s rights hereunder.

(d)           Subject to and in reliance upon the Licensor’s warranties above, Licensee hereby warrants that the acceptance of the license granted hereunder or the subsequent commercial exploitation of the license by the Licensee in connection with the Business does not violate the intellectual property or contract rights of any third party. Licensee further warrants that it has not intentionally violated, and will not intentionally violate, the rights of any third party in accepting this license.

(e)           To the knowledge of Licensor, no third party is infringing, misappropriating or otherwise violating any material right of Licensor with respect to the Scores Trademarks.

8.           OFFENSIVE LITIGATION.  Licensee agrees to give Licensor prompt notification of any third party actions that would constitute an infringement of the rights granted to it by this Agreement. Licensor shall prosecute, at its own discretion, infringement actions against any third party infringers and any recoveries obtained therein shall belong exclusively to Licensor. Licensee shall, at Licensor’s expense, cooperate in all respects with Licensor’s prosecution of said suits, including but not limited to being named as a party in any such suit, producing documents, appearing as witnesses, etc. In the event that Licensor declines to bring an action against any third party infringer, Licensee may request permission to send a demand letter or bring an action at Licensee’s sole expense, such permission not to be unreasonably withheld by Licensor. In any such action all recoveries made shall be solely for the account of Licensee.

9.           INDEMNIFICATION.  (a)  Licensor agrees to indemnify, defend and hold harmless Licensee, its agents, employees and affiliates from and against any and all damage, loss, and expense incurred as a result of or arising out of the breach by Licensor of any term of or warranty made in this Agreement.  Any claims made against Licensee which would result in Licensor becoming obligated to indemnify Licensee hereunder shall not permit Licensee to withhold any amounts due Licensor hereunder.

(b)           Licensee agrees to indemnify, defend, and hold harmless Licensor, its agents and employees from and against any and all loss and expense arising out of any claims of personal injury, product liability, wrongful death, negligence, strict liability or other similar action or the violation of any applicable law or safety standard in connection with the operation of the Business by or on behalf of Licensee and/or its subsidiary, affiliated or controlled company (if any). Licensee shall maintain, at its sole cost and expense, premises liability, liquor liability, workman’s compensation (in the amount required by the State of New York), plate glass insurance (as per Licensee’s lease), commercial liability coverage and other customary insurance. The premises, commercial, and liquor policies must provide coverage of at least $3,000,000/$3,000,000, naming Licensor as an additional insured, and providing that such policy cannot be canceled without thirty (30) days prior written notice to Licensor. In the event any claim is made against Licensor in excess of the limits of Licensee’s insurance set forth above, Licensor may, at Licensee’s expense, retain counsel of its own choosing to defend said claims. All insurance shall be primary and not contributory. Licensee agrees to provide Licensor with a copy of the insurance declarations and/or certificates within 20 days following the date of this Agreement Licensee shall indemnify, defend and hold harmless Licensor, its agents, employees and affiliates from and against any and all loss and expense arising out of any breach by Licensee of any term of or warranty made in this Agreement.

(c)           The obligations of the parties under this Paragraph 9 shall survive the end or sooner termination of this Agreement.

10.           TERMINATION.  (a)  In case either party fails to perform under or commits or allows to be committed a breach of any of the several covenants and conditions herein contained, the other party shall notify such party in writing of such failure or default and such party shall then have the right to remedy such failure or default within thirty (30) days of delivery of such notice. If the default has not been cured within (and the parties hereto hereby agree that defense of a claim is a “cure”) said thirty (30) days of notice to the defaulting party, then the aggrieved party may terminate this Agreement immediately by a further notice in writing. If Licensor shall send notice of default to Licensee based on a failure to pay royalties, then Licensee shall cure such default within ten (10) days of delivery of written notice.

(b)           Any termination under this paragraph will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

(c)           If a petition in bankruptcy is filed by or against Licensee, or Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for it or its business, to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall automatically terminate without any notice whatsoever being necessary. In the event this License is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, use, exploit or in any way deal with or in the Scores Trademarks or anything relating to it whatsoever except with and under the special consent and instructions of Licensor in writing, which they shall be obliged to follow.

(d)           If a petition in bankruptcy is filed by or against Licensor, or Licensor becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensor discontinues its business or if a receiver is appointed for it or its business, to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall not automatically terminate and this Agreement shall remain in full force and effect.

(e)           Upon cessation of all “Adult Entertainment”‘ business operations by the Licensee at the Location for a period of greater than one hundred eighty (180) days for any reason other than Force Majeure (as defined in Paragraph 14), this Agreement shall terminate automatically.

(f)           This Agreement shall also terminate should Licensee sell the Business or all or substantially all of the assets of the Business- Licensee shall give Licensor at least sixty (60) days advance written notice of such sale. Upon such sale, all rights and obligations of the parties relative to this Agreement shall cease and be of no further force or effect other than those rights and obligations which continue by their terms.

(g)           The Licensee may terminate this Agreement upon ninety (90) days prior written notice to Licensor.

11.           CONDITIONS.  This Agreement and Licensee’s obligations hereunder are conditioned upon the following:

(a)           Licensee obtaining within sixty (60) days of the date hereof all permits, approvals and consents including, but not limited to, liquor license and zoning and use permits in order that the Licensee way lawfully operate the Business at the Location as an adult entertainment night club and bar in the manner contemplated herein.

(b)           Licensor acknowledges that Business is owned solely by Licensee and that, absent an uncured default by Licensee, Licensor will not interfere with the Business or the operation thereof and that control of the licensed business remains solely with Licensee.

12.           TERM.  Subject to Paragraph 10, the Term of this Agreement shall commence on the execution of this Agreement and continue for an initial term of five (5) years with five successive five (5) year renewals which will be automatic unless the Agreement is terminated in accordance with its terms, or if Licensee is in default of its payment obligations, which default has not been cured as provided in Paragraph 10(a).

13.           REPRESENTATION.  It is expressly agreed and understood that neither party hereto is the agent or legal representative of the other and neither party has the authority, express or implied to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the two parties.

14.           FORCE MAJEURE.  It is understood and agreed that in the event of an act of the government, war, terrorism, fire, flood or other natural disaster, or labor or manufacturing strikes (each, a “Force Majeure”) which prevent the performance of this Agreement, such nonperformance will not be considered a breach of this Agreement, and such nonperformance shall be excused while, but not longer than, the conditions described herein prevail.  The period of Force Majeure shall not exceed twelve (12) months.

15.           NOTICES.  All notices, whenever required in this Agreement, will be in writing and sent either (a) by hand or overnight courier or (b) by certified mail, return receipt requested to the addresses designated as the principal offices of the parties. Notices will be deemed to have been delivered upon receipt if by hand or overnight courier and two business days following mailing. A copy of all notices to Licensor shall be sent to Scores Holding Company, Inc., 533-535 West 27th Street, New York New York, attention: Curtis R. Smith and a copy of all notices to Licensee shall be sent to I.M. Operating LLC, 617 Eleventh Avenue, New York, NY 10036, attention: Robert M. Gans.

16.           CONTROLLING LAW.  This Agreement shall be construed in accordance with the laws of the State of New York and jurisdiction over the parties and subject matter over any controversy arising hereunder shall be in the Courts of the State of New York or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

17.           ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by Licensee without the prior written consent of Licensor, and any attempts to do so without the consent of Licensor shall be void and of no effect.

18.           ENTIRE AGREEMENT.  This writing constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof No other oral or written agreements or representations exist or are being relied upon by either party, with respect to the subject matter hereof, all being merged herein. Any modifications or additions to this Agreement must be made in writing and signed by all parties.

19.           MISCELLANEOUS.  (a)  The paragraph headings used herein are for reference purposes only and do not effect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

(b)           The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

(c)           This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SCORES HOLDING COMPANY, INC.		I.M. OPERATING LLC

By:	/s/ Curtis R. Smith	By:	/s/ Robert M. Gans
	Curtis R. Smith		Robert M. Gans
As:	Chief Financial Officer and Interim Chief Executive Officer	As:	Managing Member

SCORES LICENSING CORP.

By:	/s/ Curtis R. Smith
Curtis R. Smith
As:	Chief Financial Officer